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                                                                    EXHIBIT 99.1


THURSDAY MAY 10, 4:01 AM EASTERN TIME

PRESS RELEASE

INSITE VISION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND
RETURN OF RIGHTS TO ISV-205

COMPANY PROVIDES PROGRAM UPDATES

ALAMEDA, CALIF. - (BW HEALTHWIRE) - May 10, 2001--InSite Vision Incorporated (AMEX:ISV) -- an ophthalmic therapeutics, diagnostics and drug-delivery company -- today reported financial results for the three months ended March 31, 2001, and also announced that global development and commercialization rights to the Company's ISV-205 (Diclofenac Eye) product for the treatment of glaucoma have been returned to InSite Vision following the completion of a Phase IIb study as part of a refocusing at Pharmacia Corporation.

First Quarter Financial Results:

First quarter 2001 research and development (R&D) expenses increased 20% to $1.7 million from $1.4 million in the 2000 first quarter. The increase reflected the addition of R&D headcount to support the preparation of ISV-401, a DuraSite(R) formulation of a broad-spectrum antibiotic, for clinical trials. Other activities included feasibility studies for ISV-014, the Company's intra-scleral drug delivery device.

Reimbursed research costs declined to $263,000 in the first quarter of 2001 from $1.2 million in the comparable period of 2000, mainly due to decreased reimbursements from Pharmacia. Thus, the Company's net research and development expenses in the first quarter of 2001 increased to $1.4 million from $244,000 in the 2000 first quarter.

In the first quarter of 2001, general and administrative (G&A) expenses increased to $830,000, compared with $576,000 in the first quarter of 2000. This was due to the initiation of marketing activities in preparation for the launch of ISV-900, legal and patent fees related to ISV-403, a second-generation fluoroquinolone, and general expenses related to the Company's public filings.

The Company's 2001 first quarter net loss was $2.1 million, or $0.08 per share, compared with a net loss before cumulative effect of change in accounting principle of $336,000, or $0.02 per share, in the first quarter of 2000.

Net licensing and royalty revenues for the 2001 first quarter were $2,000 compared with $402,000 in the first quarter of 2000, which included amortized licensing revenue for ISV-900.

The Company had cash and cash equivalents of $16.8 million at March 31, 2001, compared with $18.9 million at Dec. 31, 2000.

The Company expects net operating expenses to increase in future periods as more of its activities are shifted to programs, such as its antibiotic programs, that are not reimbursed by

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research partners. Additionally, the Company anticipates incurring sales and marketing expenses related to the preparation and launch of its ISV-900 glaucoma diagnostic product.

ISV-205:

The ISV-205 product is designed to treat the causes, rather than the symptoms, of glaucoma, a leading cause of blindness. The product is a DuraSite-based formulation of diclofenac, a well-known non-steroidal anti-inflammatory drug. The DuraSite system is InSite Vision's proprietary polymer-based patented eye drop formulation that prolongs the duration of drug delivery to the eye.

The agreement with Pharmacia was signed on Jan. 28, 1999 and included rights to develop and commercialize ISV-205 on a worldwide basis. Initial Phase IIa human clinical trials conducted by InSite Vision included 136 subjects at five sites. The study showed that, in volunteers pre-treated with a steroid, ISV-205 reduced the number of subjects with clinically significant intraocular pressure elevations by 75% compared with placebo (p=0.01). A Phase IIb study conducted by Pharmacia, which included approximately 250 subjects enrolled at nearly 40 sites, was recently concluded and InSite Vision will make the results available at a future date.

"We strongly believe that the ISV-205 product is safe and efficacious," said S. Kumar Chandrasekaran, Ph.D., chief executive officer. "We are committed to move aggressively on securing a new corporate partner to fund later-stage development and commercialization of this important therapeutic."

Program Updates:

"Last quarter we began to develop our marketing plans to launch ISV-900, which are progressing on schedule, while we continued to advance our product pipeline. We had a productive meeting with the FDA on the ISV-401 program including the clinical plan design and dosing regimen. Using our intra-scleral delivery device, we continued preclinical experimentations to gather critical data on the distribution of therapeutic compounds to various tissues in the back of the eye. At the recent Association for Research in Vision and Ophthalmology (ARVO) meeting we found that the ophthalmic community is supporting the various scientific concepts behind our product development at InSite Vision," commented Chandrasekaran.

The ISV-900 glaucoma diagnostic marketing plans are progressing on schedule towards the launch of the product in the second half of this year. The early marketing activities are being focused on physician education and developing awareness through scientific roundtable discussions on glaucoma genetics and the application of the Company's diagnostic. Initial sales efforts will be targeting the sites that have used the diagnostic in the clinical trials, high volume glaucoma practices and teaching hospitals.

The Company also is continuing its research collaborations in the ongoing effort to expand the genetic information included in the ISV-900 diagnostic product. Of particular significance to this effort were two new findings reported at the recent ARVO meeting. The first finding reported
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that the mt-3 mutation in the promoter region of the TIGR gene is a marker for normal tension glaucoma and also possibly steroid induced glaucoma. As normal tension glaucoma accounts for 25%-50% of all primary open angle glaucoma this marker could be a significant enhancement to the Company's diagnostic product. The second finding reported that the LPH3 gene might produce a protein which binds with the TIGR protein in the trabecular meshwork and impact fluid flow in the eye.

The Company held a meeting with the FDA to receive their input on the development and clinical plan for the ISV-401 antibiotic program. The FDA agreed to the Company's proposed product dosing regimen, which is significantly lower than that for products currently on the market. The FDA also informed us that if the planned Phase II clinical trial is designed to provide statistical significance, this trial could serve as one of the pivotal trials required for product registration. This clinical trial option is significant to the timeline for submission of a New Drug Application to the FDA. The Company is anticipating submission of an Investigational New Drug Application to the FDA early in the third quarter, and to start Phase I clinical trials shortly thereafter.

The Company also concluded the licensing of two new second-generation fluoroquinolone antibiotics from SSP Co., Ltd. of Tokyo. One of these compounds has been formulated using DuraSite and has been designated ISV-403. At the recent ARVO meeting, representatives from the Company and SSP presented the results of ISV-403 bioavailability studies with bacterial sensitivities that indicate ISV-403 formulations containing SS734 should allow reduced dosing frequency to treat gram-positive and gram-negative bacterial conjunctival infections compared to fluoroquinolone products currently on the market.

The Company's retinal programs are also progressing. The Company has recently entered into an agreement with a major pharmaceutical company to formulate their proprietary compound using the DuraSite technology for delivery to the retina via topical administration. This program has been designated ISV-616.

The Company's intra-scleral drug delivery device, ISV-014, is being used in two research collaboration programs to deliver compounds and adeno-associated viruses to tissues in the back of the eye. These compounds and viruses may provide treatments for retinal diseases such as macular degeneration and retinosis pigmentosa.

InSite Vision has scheduled an investor conference call regarding this announcement to be held today, beginning at 10:30 a.m. Eastern Time. To participate in the live call via telephone, please call 888/813-7836. A telephone replay will be available until 12:30 p.m. Eastern Time, May 11, 2001, by dialing 800/633-8284, and entering reservation number 18695472.

Individuals interested in listening to the conference call via the Internet may do so by visiting the Company's Web site at www.insitevision.com. A replay will be available on the Web site for 90 days.

InSite Vision is an ophthalmic products company focused on glaucoma, ocular infections and retinal diseases. The Company's glaucoma activities include genomic research, using TIGR and

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other genes, for its diagnosis, prognosis and disease management test ISV-900, as well as ISV-205, the Company's novel therapeutic. ISV-205 uses the Company's proprietary DuraSite drug delivery technology, which also is incorporated into InSite Vision's ocular infection programs ISV-401 and ISV-403, and InSite Vision's retinal program ISV-616.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties, including, but not limited to, market acceptance of our products; our ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including with respect to ISV-205; our requirements for significant additional funding for our capital requirements; our reliance on third parties for the development, marketing and sale of our products; and the results of preclinical and clinical studies and determinations by the U.S. Food & Drug Administration. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its reports on Form 10-K for the year ended Dec. 31, 2000. Any projections in this release are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision will not necessarily update the information, since InSite Vision is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later that the information provided today is still valid. Such information speaks only as of the date of this release.

Note to Editors: InSite Vision Incorporated, InSite Vision and DuraSite are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this advisory are the intellectual property of their respective owners.

                           InSite Vision Incorporated

                 Condensed Consolidated Statements of Operations
               For the Three Months Ended March 31, 2001 and 2000
              (in thousands, except per share amounts; unaudited)


                                                          Three months ended
                                                              March 31,
                                                        2001             2000
Revenues:
 License fees                                         $     --         $    396
 Royalties                                                   2                6
  Total                                                      2              402

Operating expenses:
 Research and development                                1,727            1,445
 Cost reimbursement                                        263            1,201
 Research and development, net                           1,464              244
 General and administrative                                830              576
  Total                                                  2,294              820
Loss from operations                                    (2,292)            (418)
Interest, other income and expense, net                    233               82
Net loss before cumulative

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
 effect of change in accounting principle               (2,059)            (336)
Cumulative effect of change in
 accounting principle                                       --           (4,486)
Net loss                                                (2,059)          (4,822)
Non-cash preferred dividends                                --                1
Net loss applicable to common stockholders            $ (2,059)        $ (4,823)

Net loss per share basic and diluted:

Net loss before cumulative
 effect of accounting change                          $  (0.08)        $  (0.02)
Cumulative effect of accounting change                      --            (0.21)
Net loss per share applicable
 to common stockholders                               $  (0.08)        $  (0.23)

Shares used to calculate net
 loss per share basic and diluted                       24,873           21,058


                      Condensed Consolidated Balance Sheets
                     At March 31, 2001 and December 31, 2000
                            (in thousands; unaudited)


                                                          Three months ended
                                                              March 31,
                                                        2001             2000
Assets:
Cash and cash equivalents                             $ 16,831         $ 18,904
Prepaid expenses and other assets                          610              605
Property and equipment, net                                492              491
 Total assets                                         $ 17,933         $ 20,000

Liabilities and stockholders' equity:
Current liabilities                                   $  1,137         $  1,204
Long-term liabilities                                       24               26
Stockholders' equity                                    16,772           18,770
 Total liabilities and stockholders' equity           $ 17,933         $ 20,000

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Contact:

     InSite Vision Incorporated

     S. Kumar Chandrasekaran or Sandra Heine, 510/865-8800 www.insitevision.com
            or
     Lippert/Heilshorn & Associates, Inc.
     Bruce Voss or Bonnie Feldman (investor contacts),
      310/691-7100
      bvoss@lhai.com or bfeldman@lhai.com
      www.lhai.com